UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2004

USA BROADBAND, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29433	84-1592698
(State or jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Incorporation)

10012 Norwalk Blvd Ste 150 Santa Fe Springs, Ca 90670 (562) 941-5957

ITEM 5.  Other Events and Regulation FD Disclosure

On September 4, 2003, the Company obtained secured debt financing in the amount of $4,000,000 from Mark S. Crossen, (“Holder”).  The financing is evidenced by a convertible promissory note, ( “Obligation”)  and secured by a first priority lien in all or substantially all of the USA Broad band, Inc. and its wholly owned subsidiary’s, (“Company’s”) assets.

On February 18, 2004, the Holder of the $4 Million Secured Convertible Promissory Note Dated September 4, 2003 notified the Company of Default and Acceleration of the Obligation. The Holder notified the Company of an Event of Default under Section 7(B) and 7(c) of the Security Agreement to the Obligation, and of the Holder’s election to accelerate the Obligation. Accordingly, all unpaid principal and interest owed on the Obligation, together with all sums paid by or on behalf of the Holder as authorized by the Security Agreement or other evidence of the Obligation, are immediately due and payable. The Holder further notified the Company that he will proceed to avail himself from time to time in his discretion of any and all right and remedies available to him under the applicable law and under the Security Agreement, including remedies available with respect to the Collateral.  Further, the Holder notified the Company that the Holder is exercising Exclusive Control over the Company’s bank accounts as per the Deposit Control Agreement ( “Control Agreement”) dated September 8, 2003 by and among USA Broadband, Inc., Mark S. Crossen, and the bank.  Pursuant to the Holder’s exercise of exclusive control, the Holder has taken control of Company’s

funds in excess of $900,000 held at the banks.   The Company’s ability to meet current obligations as they become due depends on the willingness of the Holder to release funds for operations. During a meeting yesterday the lender indicated a willingness to provide funds to the company to assist the company in funding its operations however there is no binding agreement to this effect and therefore there can be no assurance at this time that the lender will provide such funds. Among other matters such funding will enable the company to pursue its litigation against Mr. Bustamante, Richard Lubic, Martin Weisberg, Dick Clark, the dick clark international cable ventures, ltd a Turks and Caicos entity, Las Americas Broadband Inc, Cable California, S.A. de C.V. a Mexican Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BROADBAND, INC.
By:	/s/ Jon Eric Landry
Its: Director

February 20, 2004